UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 2, 2003

KFx, Inc.

(Exact name of Registrant, as specified in its charter.)

Delaware	0-23634	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

SUITE 290, 3300 EAST FIRST AVENUE, DENVER, CO 80206

(Address of principal executive offices)

303-293-2992

(Registrant’s telephone number, including area code)

not applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

By agreement dated effective June 5, 2003, the Registrant and Landrica Development Corporation (“Landrica”), amended an agreement that the parties entered into May 1, 2000 (the “Ancillary Agreement”) that provided, among other matters, that Landrica would transfer to the Registrant, upon the occurrence of certain events, up to 700,000 registered shares of the common stock of the Registrant that Landrica had acquired from a third party in a transaction to which the Registrant was not a party (the “Purchase and Sale Agreement”).

Because all conditions precedent to Landrica’s transfer to the Registrant of the 700,000 registered shares of the common stock of the Registrant had been satisfied, the Registrant negotiated with Landrica an amendment to the Ancillary Agreement providing that Landrica transfer to the Registrant only 450,000 of such 700,000 shares, and that Landrica also cancel all of the 1,300,000 five-year warrants to purchase shares of the common stock of the Registrant at a price of $3.48 per share that the Registrant had issued to Landrica under the Ancillary Agreement.

In addition to the amendment of the Ancillary Agreement effected by the June 5, 2003 agreement, Landrica and the Registrant each released the other from any and all claims with respect to any matters arising out of the Purchase and Sale Agreement or the Ancillary Agreement.

By action effective June 2, 2003, the Registrant appointed Peter Babin to serve as chief operating officer, reporting to the chief executive officer. Mr. Babin is 49, and is admitted to the bar in the State of Colorado and in the District of Columbia.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 6, 2003	KFx, Inc.

By:
Jerry A. Mitchell Vice President of Finance and Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Settlement Agreement & Release of All Claims